Exhibit 10.31

IKB Deutsche Industriebank Aktiengesellschaft Düsseldorf Mailing address: Wilhelm-Bötzkes-Straße 1, 40474 Düsseldorf	Internal bank details/branch information KD 161.153/CTo2/Beck SID-GS 1 1. Copy for the collateral provider 2. Copy for the Bank

Collateral Agreement for a land charge with

assignment of claims for restitution

Collateral provider (name and address) IXYS Corporation Bassett Street 3540 95054 Santa Clara, California USA

Description of the land charge(s)

	Land register/home ownership land register/register for heritable building rights of				the Local Court of
	Lampertheim				Lampertheim
	Volume		Sheet no.	Plot	Sub-plot
			16,794
	Division III serial no.	and Currency	Amount	in words:
1	1	EUR	766,937.82	seven hundred and sixty-six thousand, nine hundred and thirty-seven euros and 82 cents
2	2	EUR	6,007,679.60	six million seven thousand and seventy-nine euros and 60 cents
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	Owner of/party/ies with hereditary building right to the property subject to the land charge; if details different from those of the collateral provider (name and address)
	IXYS Corporation, Bassett Street 3540, 95054 Santa Clara, California - USA

The following agreements also apply to the stated land charge(s) – hereafter referred to as the “land charge” – in addition to the regulations in the land charge document:

1. Collateral purpose

The land charge, the assumption of personal liability and the assignment of the claims for restitution are for the purposes of

☒	securing the claims to which the Bank is entitled under the loan agreement designated below, including in those cases in which the agreed term of the loan is extended. In the event that the agreement is null and void, effectively rescinded, revoked or canceled or is ineffective or unenforceable on other grounds, then all of the Bank’s contractual and statutory claims against the borrower arising from this are secured.

Name of the loan agreement, if applicable name and address of the borrower, if different from the details for the collateral provider
Loan 2 for EUR 6,500,000.00 in accordance with loan agreement offer dated 3/16/2015 Borrower: IXYS Semiconductor GmbH, Edisonstr. 15, 68623 Lampertheim
☐	securing all existing, future and contingent claims of the Bank with all its domestic and foreign branches from the banking business relationship against the collateral provider. If the latter has assumed liability for liabilities of another customer of the Bank (e.g. as guarantor) then the land charge, the assumption of the personal liability and the assignment of the claims for restitution are only for the purposes of securing the debt following the assumption of liability from the date that it becomes due.

2. Expansion of the scope of liability through assignment of the claims for restitution of land charges with priority or equal ranking

(1) In the event that other land charges have priority over or equal ranking to the land charge at present or in the future then the following are hereby assigned to the Bank: the claims for restitution of land charges and partial land charges with priority or equal ranking together with interest and ancillary rights, and the claims for issuing of a consent for cancellation, a waiver declaration, a declaration of release of the land charge in order to secure the buyer’s debt and the claims to disbursement of the surplus proceeds in the event of recovery. In the event that these claims for restitution on priority land charges have already been assigned elsewhere, then the claim for reassignment of these claims is itself hereby assigned.

(2) The assignment is made upon the proviso that the Bank is also able to satisfy its claims from the land charge assigned to it upon maturity of the claim for restitution, with this land charge also serving as further collateral for its claims in addition to the land charge stated above. The provisions in this collateral agreement shall apply accordingly to this further land charge.

(3) The Bank shall be entitled to notify the party liable for restitution of the assignment of the claims for restitution.

© 2012 Bank-Verlag GmbH 42.106 (11/12) / certified in accordance with CRR, Art. 194

(4) In the case of certified land charges the claim for surrender of the land charge certificates and the claim for submission of these to the Land Register for the purposes of forming partial certificates is also assigned.

(5) At the Bank’s request the collateral provider will provide all declarations that are required for the purposes of asserting the claims that have been assigned above. In the event of land charge creditors with priority or equal ranking the Bank shall be entitled to obtain information on the claims secured through these land charges.

3. Release of collateral

(1) Following satisfaction of its claims secured by way of the land charge the Bank shall be obligated to release the land charge together with all interest and other rights to the collateral provider. The Bank will transfer this collateral to a third party if it is obligated to do so. This is the case for instance if a claim for restitution of the land charge has been assigned to a third party.

(2) Prior to complete satisfaction of its claims secured through the land charge, the Bank is already obligated to release subordinate land charges or partial land charges if the amount of the land charge exceeds the secured claims.

(3) If further collateral has been provided for the claims secured through the land charge (e.g. land charges on other pledged property, collateral assignments, assignments of claims) then in addition to its obligation to release collateral in paragraph 2, the Bank shall also be obligated to release at its discretion the land charge or any other collateral to the relevant collateral provider in whole or in part upon request provided that the realizable value of all collateral exceeds

110%

of the Bank’s secured claims on more than a merely temporary basis.

(4) The Bank will consider the justified interests of the collateral provider and of the provider of additional collateral in selecting the collateral to be released.

4. Insurance of the real estate subject to land charge and pledging of the claims from the insurance for fixtures

(1) Unless relevant insurance has already been taken out, the collateral provider shall be obligated to insure the buildings and facilities and all fixtures located in and on the property subject to the land charge against all hazards for which the Bank considers insurance coverage to be necessary. Insurance at the appropriate amount must be taken out in particular for fire, mains water, hail and storm damage for the sliding replacement value wherever possible and this must be maintained for as long as the Bank is entitled to the claims secured via the land charge. If the collateral provider does not meet its obligations despite a demand notice then the Bank may take out the insurance which it considers to be necessary under the circumstances.

(2) The claims from the existing insurance for fixtures or that to be taken out in future are hereby assigned to the Bank for the aforementioned collateral purpose. The Bank shall be entitled to notify the insurance company of the pledge on behalf of the policyholder.

5. Information and inspections

The Bank may demand all information and evidence along with the surrender of documentation which it requires for administration purposes, in particular for valuation and realization of the land charge. It may also obtain such information, evidence and documentation from authorities, insurance companies or other third parties. The Bank shall be entitled to inspect the property subject to the land charge along with the buildings and fixtures and to examine all of the documentation related to the property subject to the land charge. The Bank shall be entitled to appoint third parties for this purpose.

6. Allocation of payments

The Bank will allocate all payments to the claims secured by the land charge, unless performance is justifiably made in relation to the land charge itself in an individual case.

This agreement is subject to German law.

Place of jurisdiction: Düsseldorf

Place, date, signature of the collateral provider	Santa Clara, April 21, 2015 IXYS Corporation /s/ Nathan Zommer

Declaration of the owner(s)/party/ies with hereditary building rights, if different from the collateral provider

I/we as owner(s) of/party/ies with hereditary building rights to the property subject to a land charge consent to the above declaration, in particular I/we agree to the assignment of the claims for restitution in accordance with section 2.

Place, date, signature of the owner(s)/party/ies with hereditary building rights

Place, date, signature of the borrower, if different from the collateral provider	Lampertheim, on April 21, 2015 IXYS Semiconductor GmbH /s/ Thea Kern /s/ Peter Ingram

Place, date, signature of the Bank	Düsseldorf, on March 16, 2015 IKB Deutsche Industriebank Aktiengesellschaft /s/ Thea Kern /s/ Peter Ingram

4/21/2015

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